EXHIBIT 3.2
ARTICLES OF INCORPORATION
OF
CHAMPION INDUSTRIES, INC.

             The undersigned, acting as incorporator of a corporation under the West Virginia Corporation Act, adopts the following Articles of Incorporation for such corporation:

1.	The name of the corporation is Champion Industries, Inc.

2.	The period of the corporation’s duration is perpetual.

3.	The purpose for which the corporation is organization is the transaction of any and all lawful business for which corporations may be incorporated under Article One, Chapter Thirty-One, of the West Virginia Code of 1931, as amended.

4.	The address of the principal office of the corporation is P.O. Box 2968, Huntington, West Virginia 25728.

5.	The number of directors constituting the initial board of directors of the corporation is one (1) and the name and address of the person who is to serve as director until the first annual meeting of shareholders or until his successors are elected and shall qualify are:

Marshall T. Reynolds 28 Hamill Road Huntington, West Virginia 25701

6.	The name and address of the incorporator is Marshall T. Reynolds, 28 Hamill Road, Huntington, West Virginia 25701.

7.	(a) The aggregate number of shares which the corporation shall have authority to issue is 25,000,000 shares, to be divided into 20,000,000 Class A common shares of the par value of $1.00 each, and 5,000,000 Class B common shares of the par value of $1.00 each. The relative rights, privileges and limitations of the Class A common shares and the Class B common shares shall be in all respects identical, share for share, except that the voting power for the election of directors and for all other voting purposes shall be vested exclusively in the holders of the Class A common shares and, except as otherwise required by law, the holders of Class B common shares shall not have any voting power or be entitled to receive any notice of meetings of shareholders.

(b) Notwithstanding the foregoing, any Class A common shares held (whether by conversion, direct or indirect purchase, or otherwise) by any shareholder whose ownership of Class A common shares is subject to the ownership limitations of the Bank Holding Company Act of 1956, as amended, and the regulations promulgated thereunder, may be tendered to the corporation with a request that they be redeemed and converted, on a share for share basis, for certificate(s) representing Class B common shares, and such shares shall be redeemed and converted upon the corporation’s issuance of certificates for Class B common shares.

(c) Any share of Class B common shares that is transferred to a holder who is not subject to the ownership limitations of the Bank Holding Company Act of 1956, as amended, and the regulations promulgated thereunder, shall automatically, upon tender to the corporation, be redeemed and converted by the corporation into a share of Class A common shares.

(d) Any conversion of Class A or Class B common shares pursuant to 7(b) or 7(c) hereof shall be made for no additional consideration.

8.	Provisions limiting or denying preemptive rights are: No holder of any shares of the corporation shall have any preemptive right to purchase, subscribe for, or otherwise acquire any shares of the corporation of any class now or hereafter authorized, or any securities exchangeable for or convertible into such shares, or any warrants or other instruments evidencing rights or options to subscribe for, purchase, or otherwise acquire such shares.

9.	Provisions for the regulation of the internal affairs of the corporation are: None.

Dated: June 29, 1992
/s/ Marshall T. Reynolds_______________

This instrument prepared by:

Thomas J. Murray
HUDDLESTON, BOLEN, BEATTY, PORTER & COPEN
Post Office Box 2185
Huntington, West Virginia 25722

STATE OF WEST VIRGINIA,

COUNTY OF CABELL:

The foregoing instrument was acknowledged before me this 29th day of June, 1992, by Marshall T. Reynolds.

/s/ Jannell Lewis______________________
NOTARY PUBLIC

My commission expires: February 8, 1999

As Amended:

March 31, 1997
December 7, 2012

{H0817476.1 }